Exhibit 99.1

Molson Coors Reports 2020 Fourth Quarter and Full Year Results and Reinstates Guidance for 2021

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--February 11, 2021--Molson Coors Beverage Company (NYSE: TAP; TSX: TPX) today reported results for the 2020 fourth quarter and full year.

Fourth Quarter Highlights:

  Fourth Quarter Net Sales Revenue decreased 7.7% reported and 8.3% in constant currency, primarily driven by Europe and Canada declines resulting from restrictions in the on-premise channel as a result of the coronavirus pandemic.
  Fourth Quarter Net Sales Revenue in the U.S., the Company's largest market, increased 1.9%, on a brand volume basis, partially offsetting the Europe and Canada results.
  Fourth Quarter U.S. GAAP Net Loss of $1.4 billion ($6.32 per share) primarily driven by $1.5 billion Europe goodwill impairment charge. Fourth Quarter Non-GAAP EPS of $0.40 decreased 60.8%.
  Fourth Quarter Underlying (Non-GAAP) EBITDA of $375 million decreased 33.6% in constant currency.

Full Year Highlights:

  Full Year U.S. GAAP Net Loss of $949 million ($4.38 per share) primarily driven by $1.5 billion Europe goodwill impairment charge.
  Full Year Underlying (Non-GAAP) EBITDA of $2.1 billion decreased 10.0% in constant currency.
  Full Year Operating Cash Flow of $1.7 billion, and Underlying (Non-GAAP) Free Cash Flow of nearly $1.3 billion.
  Full Year reduction in net debt of $1.1 billion since December 31, 2019.

Outlook Highlights:

  Molson Coors is reinstating financial guidance for 2021, including current expectation that our board of directors will be in a position to reinstate a dividend in the second half of 2021.
  Strong progress against our revitalization plan, which aims to drive long-term revenue and underlying EBITDA growth.

Molson Coors president and chief executive officer Gavin Hattersley commented, "The revitalization plan we announced in October 2019 positioned our company well to weather the storms of 2020. We built on the strength of our iconic core and in the second half of 2020, we achieved a record high portion of our U.S. portfolio in above premium products. We expanded beyond the beer aisle and we set the stage to build our emerging growth division into a $1 billion revenue business by 2023. We invested in our capabilities while supporting our people and our communities."

Hattersley further explained that the company was able to accomplish all of this even with the challenges presented by the coronavirus pandemic, particularly in Europe where the continued restrictions in the European on-premise channel had a significant impact on the year and quarterly results. “The fact is our plan is working,” added Hattersley. “When you consider what we set out to do under our revitalization plan and what we were faced with during the year, we accomplished an incredible amount in 2020 and that has given us a tremendous springboard for 2021.”

Molson Coors chief financial officer Tracey Joubert said, "We are proud of our resilience and financial performance, including substantial improvements in our balance sheet, as we have navigated through these unprecedented times. While on-premise restrictions, and in particular our Europe business, drove declines in the top- and bottom-line in both the fourth quarter and for the full year, we enter 2021 with improved financial flexibility and have determined to reinstate guidance for the year. While uncertainty and on-premise challenges remain, particularly in Europe, we anticipate 2021 to be a year of both top-line growth, as we begin to benefit from the early successes of our revitalization plan, and of investment, as we continue to drive toward long-term revenue and underlying EBITDA growth."

Consolidated Performance - Fourth Quarter and Full Year 2020

	Three Months Ended
($ in millions, except per share data) (Unaudited)	December 31, 2020	December 31, 2019	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$2,294.3	$2,486.2	(7.7)%	$14.2	(8.3)%
U.S. GAAP Net income (loss)(1)	$(1,369.8)	$163.7	N/M
Per diluted share	$(6.32)	$0.75	N/M
Underlying Net income (loss)(2)	$86.6	$221.5	(60.9)%
Per diluted share	$0.40	$1.02	(60.8)%
Underlying EBITDA(2)	$375.1	$563.1	(33.4)%	$1.2	(33.6)%
	Twelve Months Ended
($ in millions, except per share data) (Unaudited)	December 31, 2020	December 31, 2019	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$9,654.0	$10,579.4	(8.7)%	$(4.2)	(8.7)%
U.S. GAAP Net income (loss)(1)	$(949.0)	$241.7	N/M
Per diluted share	$(4.38)	$1.11	N/M
Underlying Net income (loss)(2)	$851.7	$985.0	(13.5)%
Per diluted share	$3.92	$4.54	(13.7)%
Underlying EBITDA(2)	$2,132.1	$2,364.0	(9.8)%	$5.1	(10.0)%

N/M = Not meaningful

(1)	Net income (loss) attributable to MCBC.
(2)	Represents net income (loss) and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

Net Sales Drivers

	Three Months Ended
	Reported
Percent change	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(9.6)%	1.3%	0.6%	(7.7)%	3.7%	(11.3)%
North America	(3.9)%	2.9%	0.2%	(0.8)%	3.1%	(6.9)%
Europe	(26.4)%	(13.0)%	2.2%	(37.2)%	(8.2)%	(23.4)%
	Twelve Months Ended
	Reported
Percent change	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(8.9)%	0.1%	0.1%	(8.7)%	1.1%	(7.8)%
North America	(6.0)%	1.7%	(0.1)%	(4.4)%	1.6%	(5.1)%
Europe	(17.3)%	(11.1)%	0.5%	(27.9)%	(8.1)%	(14.8)%
(1)

Our net sales per hectoliter performance discussions are reflected on a brand volume ("BV") basis, reflecting owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

Quarterly Highlights (versus Fourth Quarter 2019 Results)
  Revenue: Net sales decreased 7.7% on a reported basis, and 8.3% in constant currency driven by financial volume declines, particularly including a 26.4% decrease of financial volumes in Europe primarily related to further on-premise restrictions in the U.K., as well as unfavorable channel mix. This was partially offset by higher net pricing in North America and Europe as well as positive brand and package mix in the U.S., which resulted in a 1.9% increase in U.S. net sales revenue on a brand volume basis. North America shipment trends improved in the fourth quarter as we continued to build distributor inventory levels but remained impacted by aluminum can supply constraints.
  Cost of goods sold (COGS) per hectoliter: increased 1.8% on a reported basis primarily driven by cost inflation, volume deleverage and higher transportation costs, partially offset by changes to our unrealized mark-to-market commodity positions and cost savings. Underlying COGS per hectoliter: increased 6.4% in constant currency primarily driven by cost inflation, volume deleverage and higher transportation costs, partially offset by cost savings.
  Marketing, general & administrative (MG&A): increased 5.8% on a reported basis. Underlying MG&A: increased 5.8% in constant currency as a result of cycling lower incentive compensation and a non-recurring vendor benefit in the prior year as well as higher marketing investment to support core brands and new innovations, partially offset by lower marketing spend related to sporting events, including the impacts of the delayed start of the NHL season into 2021.
  U.S. GAAP pretax loss: $1,337.3 million loss compared to income of $206.6 million in the prior year driven by higher special charges of approximately $1.5 billion primarily due to a $1.5 billion goodwill impairment charge recognized in our Europe segment in the fourth quarter of 2020, as further discussed below, as well as lower financial volume and higher MG&A costs, partially offset by an approximate $72 million year-over-year favorable variance resulting from unrealized mark-to-market changes on our commodity positions.
  Underlying EBITDA: decreased 33.6% in constant currency, driven by lower financial volume, primarily in Europe, increased underlying COGS per hectoliter and higher MG&A costs, as described above, partially offset by higher pricing in North America and Europe.

Quarterly Segment Highlights (versus Fourth Quarter 2019 Results)

North America Business

  Revenue: Net sales on a reported basis, decreased 0.8% and 1.0% in constant currency due to financial volume declines of 3.9%, reflecting lower brand volume, partially offset by improved year-over-year shipment trends in the U.S. reducing a year-to-date under-shipment position attributed to aluminum can supply constraints. North America brand volumes decreased 6.9% due to on-premise restrictions as well as aluminum can supply constraints contributing to declines in the economy and premium segments. In the U.S., brand volumes decreased 6.2% compared to domestic shipment declines of 2.3% as we continued to build distributor inventories in the fourth quarter. Canada and Latin America brand volumes declined 13.2% and 6.8%, respectively, in the quarter primarily due to on-premise closures.

  Net sales per hectoliter on a brand volume basis increased 3.1% in constant currency driven by net pricing increases in the U.S. and Canada as well as favorable brand and package mix in the U.S., partially offset by negative channel and brand mix in Canada attributed to the shift of volume from on-premise to off-premise. In the U.S., net sales per hectoliter on a brand volume basis increased 4.2% driven by positive mix aided by new brands Vizzy, Blue Moon LightSky and Coors Seltzer and net pricing increases which more than offset financial volume declines and resulted in a 1.9% increase in net sales revenue on a brand volume basis. In Canada, negative mix more than offset the net pricing increases, while Latin America net sales per hectoliter on a brand volume basis was largely consistent with prior year.
  U.S. GAAP pretax income: decreased 19.3% on a reported basis due to lower financial volume, inflation and higher transportation costs within COGS as well as higher MG&A expense, partially offset by net pricing increases in the U.S. and Canada, lower special charges and favorable brand and package mix in the U.S. The higher MG&A expense was driven by increased marketing investment on innovation brands, Coors Light and Miller Lite, as well as cycling lower incentive compensation and a non-recurring vendor benefit in the prior year. This was partially offset by lower marketing spend in areas impacted by the coronavirus pandemic, such as sports and live entertainment events, including the impacts of the delayed start of the NHL season into 2021, and other cost mitigating actions, as well as cost savings related to the revitalization plan.
  Underlying EBITDA: decreased 17.7% in constant currency due to the same factors as U.S. GAAP pretax income results with the exception of the lower special charges.

Europe Business

  Revenue: Net sales on a reported basis, decreased 37.2% and 39.4% in constant currency due to lower volumes and lower net sales per hectoliter as a result of the impacts of the coronavirus pandemic. Net sales per hectoliter on a brand volume basis declined 8.2% driven by unfavorable geographic, channel and brand mix, particularly from our higher margin U.K. business, which has a more significant exposure to the on-premise channel which, after re-opening with restrictions in the third quarter of 2020, was subject to further restrictions and closures in the fourth quarter of 2020, partially offset by positive pricing. Financial volume decreased 26.4% and brand volumes decreased 23.4%, driven by an approximate 40% decline in brand volumes in the U.K. related to further on-premise restrictions.
  U.S. GAAP pretax loss: a reported loss of $1,556.8 million compared to income of $44.5 million in the prior year was due to higher special charges, driven by an approximate $1.5 billion goodwill impairment charge in the current year, and lower gross profit as a result of the impacts of the coronavirus pandemic. The goodwill impairment charge primarily resulted from the length and severity of the impacts of the coronavirus pandemic on our Europe business, as well as the protracted recovery currently expected in certain on-premise markets.
  Underlying EBITDA: loss of $20.8 million compared to income of $85.7 million in the prior year driven by gross profit impacts of volume declines and unfavorable geographic and channel mix as a result of the coronavirus pandemic.
Full Year Highlights (versus 2019 Results)
  Revenue: Net sales decreased 8.7% on a reported and constant currency basis due to financial volume declines of 8.9% related to on-premise restrictions resulting from the coronavirus pandemic and the associated unfavorable channel mix, partially offset by higher net pricing in North America and Europe as well as positive brand and package mix in the U.S. Overall, U.S. net sales revenue decreased 3.0% on a brand volume basis. The health of our core brands remains strong. The on-premise restrictions, particularly in Europe, and North America packaging material constraints contributed to lower brand and financial volumes. North America shipment trends improved in the second half of the year as we built distributor inventories but remained impacted by packaging material constraints.
  Cost of goods sold (COGS) per hectoliter: increased 1.3% on a reported basis primarily driven by cost inflation, including higher transportation costs, volume deleverage and mix impacts from premiumization in North America, partially offset by changes to our unrealized mark-to-market commodity positions and cost savings. Underlying COGS per hectoliter: increased 2.8% in constant currency due to the same factors described above, excluding changes to our unrealized mark-to-market commodity positions.
  Marketing, general & administrative (MG&A): decreased 10.7% on a reported basis. Underlying MG&A: decreased 9.9% in constant currency as a result of targeted action taken to adjust marketing spend in areas impacted by the coronavirus pandemic, particularly sports and live entertainment events, including the impacts of delayed and shortened seasons such as the delayed start of the NHL season into 2021, cost savings related to the revitalization plan and targeted cost mitigation actions. These reductions were partially offset by increased innovation spend and cycling lower incentive compensation and a non-recurring vendor benefit in the prior year.
  U.S. GAAP pretax loss: $643.9 million loss compared to income of $479.9 million in the prior year was due to higher special charges of approximately $1.0 billion, lower financial volume, keg sales returns and other coronavirus-related costs, partially offset by an approximate $108 million year-over-year favorable variance resulting from unrealized mark-to-market changes on our commodity positions, as well as lower MG&A costs, as described above, and positive pricing in North America and Europe. Higher special charges are primarily due to the current year goodwill impairment charge recognized in our Europe segment of approximately $1.5 billion compared to the prior year goodwill impairment charge in our North America segment of $668.3 million, higher current year Irwindale brewery closure costs and the prior year gain on sale of the Montreal brewery.
  Underlying EBITDA: decreased 10.0% in constant currency, driven by lower financial volume partially offset by lower MG&A costs, as described above, and positive pricing in North America and Europe.
  U.S. GAAP cash from operations: net cash provided by operating activities was $1,695.7 million for the full year 2020, which represents a decrease of $201.6 million from the prior year. This decrease was primarily driven by lower net income after adjusting for non-cash add-backs and higher cash paid for taxes, partially offset by favorable timing of working capital. Notably, working capital has benefited from the deferral of approximately $130 million in tax payments from various government-sponsored payment deferral programs initiated in response to the coronavirus pandemic, of which we currently anticipate the majority to be paid in 2021 as they become due.
  Underlying free cash flow: $1,266.3 million for the full year 2020, which represents a decrease of $103.5 million from the prior year, primarily due to lower underlying EBITDA and higher cash paid for taxes, partially offset by favorable timing of working capital, as discussed above.
  Debt: Total debt at the end of 2020 was approximately $8.2 billion, and cash and cash equivalents totaled $770.1 million, resulting in net debt of approximately $7.5 billion. This represents a reduction in net debt of approximately $1.1 billion since December 31, 2019.

Segment Recast

Effective January 1, 2020, we changed our management structure from a corporate center and four segments to two segments - North America and Europe. We also have certain activity that is not allocated to our segments, which has been reflected as "Unallocated". Specifically, "Unallocated" activity primarily includes financing related costs such as interest expense and income, foreign exchange gains and losses on intercompany balances related to financing and other treasury-related activities, and the unrealized changes in fair value on our commodity swaps not designated in hedging relationships recorded within cost of goods sold, which are later reclassified when realized to the segment in which the underlying exposure resides. Additionally, only the service cost component of net periodic pension and OPEB cost is reported within each operating segment, and all other components remain unallocated. Prior period results have been recast to retrospectively reflect these changes in segment reporting, with no impact to our consolidated prior period results. Please see 2019 segment recasts by quarter on the Investor Relations section of our website.

Other Results
Effective Income Tax Rates
	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
U.S. GAAP effective tax rate	(2.7)%	19.6%	(46.9)%	48.7%
Underlying effective tax rate	23.5%	22.5%	18.7%	21.7%
  Our fourth quarter U.S. GAAP effective tax rate was (2.7)% compared to 19.6% a year ago, primarily driven by an approximate $1.5 billion goodwill impairment charge in our Europe segment recognized in the fourth quarter of 2020, which related to nondeductible goodwill for income tax purposes. The change in our full year U.S. GAAP effective tax rate was primarily driven by higher year-over year impairment charges related to nondeductible goodwill and further impacted by the tax expense recognized related to the hybrid regulations enacted in the U.S. in the second quarter of 2020.
  Our fourth quarter Underlying effective tax rate increased to 23.5% from 22.5% primarily driven by a larger portion of income earned in jurisdictions with higher statutory tax rates in the current year. The decrease in our full year underlying effective tax rate was primarily due to one-time benefits recognized in 2020 versus one-time tax expense recognized in 2019.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the fourth quarter of 2020, we recognized net special charges of $1,529.6 million, primarily driven by an approximate $1.5 billion goodwill impairment charge in our Europe segment and $39.6 million of asset impairment charges in our North America segment.
  Additionally during the fourth quarter of 2020, we recorded other non-core net benefits of $84.4 million primarily driven by changes in our unrealized mark-to-market positions on commodity hedges.
2021 Outlook

While uncertainty remains regarding the coronavirus pandemic, including the timing and strength of the recovery, we currently expect the following for full year 2021, which we consider a year of investment:

  Net sales revenue: mid-single digit increase on a constant currency basis.
  Underlying EBITDA: approximately flat compared to 2020 on a constant currency basis.
  Deleverage: We intend to maintain our investment grade rating as demonstrated by our continued deleveraging. We expect to achieve a net debt to underlying EBITDA ratio of approximately 3.25x by the end of 2021 and below 3.0x by the end of 2022.
  Underlying depreciation and amortization: approximately $800 million.
  Consolidated net interest expense: approximately $270 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 20% to 23% for 2021.

In addition, our current expectation is that our board of directors will be in a position to reinstate a dividend in the second half of 2021.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s fourth quarter or full year ended December 31, 2020, compared to the fourth quarter or full year ended December 31, 2019. Some numbers may not sum due to rounding.

2020 Fourth Quarter Conference Call

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2020 fourth quarter and full year results. The live webcast will be accessible via our website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on April 28, 2021. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

For more than two centuries Molson Coors has been brewing beverages that unite people to celebrate all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Coors Seltzer, Leinenkugel’s Summer Shandy, Creemore Springs, Hop Valley and more, Molson Coors produces many beloved and iconic beer brands. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: North America, operating in the U.S., Canada and various countries in Latin and South America; and Europe, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Quarterly and year-to-date 2019 segment financial information has been recast to reflect the segment changes as part of the revitalization plan. Please see 2019 segment recast by quarter on the Investor Relations section of our website. The company’s commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment is reflected in Our Imprint and our 2025 sustainability targets. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "aims," “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated results, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2021 Outlook," expectations regarding the impacts of the coronavirus pandemic on our business, future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan announced in 2019 and the estimated range of related charges and timing of cash charges, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Statements of Operations - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Financial volume in hectoliters	19.676	21.766	84.479	92.722
Sales	$2,777.8	$3,091.0	$11,723.8	$13,009.1
Excise taxes	(483.5)	(604.8)	(2,069.8)	(2,429.7)
Net sales	2,294.3	2,486.2	9,654.0	10,579.4
Cost of goods sold	(1,399.1)	(1,520.0)	(5,885.7)	(6,378.2)
Gross profit	895.2	966.2	3,768.3	4,201.2
Marketing, general and administrative expenses	(648.3)	(612.9)	(2,437.0)	(2,728.0)
Special items, net	(1,529.6)	(42.4)	(1,740.2)	(708.8)
Operating income (loss)	(1,282.7)	310.9	(408.9)	764.4
Interest income (expense), net	(64.8)	(68.2)	(271.3)	(272.7)
Other pension and postretirement benefits (costs), net	7.6	(22.1)	30.3	2.9
Other income (expense), net	2.6	(14.0)	6.0	(14.7)
Income (loss) before income taxes	(1,337.3)	206.6	(643.9)	479.9
Income tax benefit (expense)	(36.6)	(40.4)	(301.8)	(233.7)
Net income (loss)	(1,373.9)	166.2	(945.7)	246.2
Net (income) loss attributable to noncontrolling interests	4.1	(2.5)	(3.3)	(4.5)
Net income (loss) attributable to MCBC	$(1,369.8)	$163.7	$(949.0)	$241.7

Basic net income (loss) attributable to MCBC per share:	$(6.32)	$0.76	$(4.38)	$1.12
Diluted net income (loss) attributable to MCBC per share:	$(6.32)	$0.75	$(4.38)	$1.11

Weighted average shares - basic	216.9	216.7	216.8	216.6
Weighted average shares - diluted	216.9	217.0	216.8	216.9

Dividends per share	$—	$0.57	$0.57	$1.96

Balance Sheets - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, except par value) (Unaudited)	As of
	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$770.1	$523.4
Accounts and other receivables:
Trade, less allowance for doubtful accounts of $18.1 and $12.1, respectively	549.6	705.9
Affiliate receivables	8.4	8.9
Other receivables, less allowance for doubtful accounts of $2.4 and $0.1, respectively	129.1	105.5
Inventories, less allowance for obsolete inventories of $22.0 and $10.8, respectively	664.3	615.9
Other current assets, net	297.3	224.8
Total current assets	2,418.8	2,184.4
Properties, less accumulated depreciation of $3,416.4 and $3,004.6, respectively	4,250.3	4,546.5
Goodwill	6,151.0	7,631.4
Other intangibles, less accumulated amortization of $1,206.5 and $995.1, respectively	13,556.1	13,656.0
Other assets	954.9	841.5
Total assets	$27,331.1	$28,859.8
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities (includes affiliate payables of $0.5 and $0.0, respectively)	$2,889.5	$2,767.3
Current portion of long-term debt and short-term borrowings	1,020.1	928.2
Total current liabilities	3,909.6	3,695.5
Long-term debt	7,208.2	8,109.5
Pension and postretirement benefits	763.2	716.6
Deferred tax liabilities	2,381.6	2,258.6
Other liabilities	447.2	406.5
Total liabilities	14,709.8	15,186.7
Molson Coors Beverage Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 209.8 shares and 205.7 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.3	102.5
Class B exchangeable shares, no par value (issued and outstanding: 11.1 shares and 14.8 shares, respectively)	417.8	557.8
Paid-in capital	6,937.8	6,773.6
Retained earnings	6,544.2	7,617.0
Accumulated other comprehensive income (loss)	(1,167.8)	(1,162.2)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	12,365.0	13,419.4
Noncontrolling interests	256.3	253.7
Total equity	12,621.3	13,673.1
Total liabilities and equity	$27,331.1	$28,859.8

Cash Flow Statements - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions) (Unaudited)	Twelve Months Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$(945.7)	$246.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	922.0	859.0
Amortization of debt issuance costs and discounts	8.1	13.6
Share-based compensation	24.2	8.5
(Gain) loss on sale or impairment of properties and other assets, net	1,553.5	614.7
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(111.4)	18.9
Income tax (benefit) expense	301.8	233.7
Income tax (paid) received	(127.0)	(57.0)
Interest expense, excluding interest amortization	266.0	272.4
Interest paid	(271.9)	(285.0)
Change in current assets and liabilities and other	76.1	(27.7)
Net cash provided by (used in) operating activities	1,695.7	1,897.3
Cash flows from investing activities:
Additions to properties	(574.8)	(593.8)
Proceeds from sales of properties and other assets	158.8	115.9
Other	2.4	44.6
Net cash provided by (used in) investing activities	(413.6)	(433.3)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	4.1	1.6
Dividends paid	(125.3)	(424.4)
Payments on debt and borrowings	(918.9)	(1,586.2)
Proceeds on debt and borrowings	1.5	3.0
Net proceeds from (payments on) revolving credit facilities and commercial paper	—	(4.7)
Change in overdraft balances and other	(31.8)	3.7
Net cash provided by (used in) financing activities	(1,070.4)	(2,007.0)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	211.7	(543.0)
Effect of foreign exchange rate changes on cash and cash equivalents	35.0	8.5
Balance at beginning of year	523.4	1,057.9
Balance at end of period	$770.1	$523.4

Summarized Segment Results (volume and $ in millions) (Unaudited)

North America	Q4 2020	Q4 2019(1)	Reported % Change	FX Impact	Constant Currency % Change	YTD 2020	YTD 2019(1)	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(2)(3)	15.577	16.208	(3.9)			65.010	69.180	(6.0)
Net sales(3)	$1,994.8	$2,010.7	(0.8)	$3.5	(1.0)	$8,237.0	$8,618.2	(4.4)	$(13.2)	(4.3)
COGS(3)	(1,244.3)	(1,216.3)	2.3			(4,983.1)	(5,112.5)	(2.5)
MG&A	(521.1)	(491.6)	6.0			(1,960.2)	(2,166.5)	(9.5)
Pretax income (loss)	$192.0	$238.0	(19.3)	$1.5	(20.0)	$1,080.5	$645.0	67.5	$(0.3)	67.6
Underlying EBITDA	$388.3	$469.0	(17.2)	$2.1	(17.7)	$1,970.3	$2,009.4	(1.9)	$(2.1)	(1.8)

Europe	Q4 2020	Q4 2019(1)	Reported % Change	FX Impact	Constant Currency % Change	YTD 2020	YTD 2019(1)	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(2)(3)	4.117	5.594	(26.4)			19.560	23.660	(17.3)
Net sales(3)	$303.1	$482.6	(37.2)	$10.7	(39.4)	$1,431.9	$1,986.4	(27.9)	$9.0	(28.4)
COGS(3)	(241.3)	(322.0)	(25.1)			(1,025.1)	(1,290.1)	(20.5)
MG&A	(127.2)	(121.3)	4.9			(476.8)	(561.5)	(15.1)
Pretax income (loss)	$(1,556.8)	$44.5	N/M	$(78.3)	N/M	$(1,603.7)	$102.4	N/M	$(74.3)	N/M
Underlying EBITDA	$(20.8)	$85.7	N/M	$(1.0)	N/M	$126.5	$321.0	(60.6)	$2.3	(61.3)

Unallocated & Eliminations	Q4 2020	Q4 2019(1)	Reported % Change	FX Impact	Constant Currency % Change	YTD 2020	YTD 2019(1)	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(2)	(0.018)	(0.036)	(50.0)			(0.091)	(0.118)	(22.9)
Net Sales	$(3.6)	$(7.1)	(49.3)			$(14.9)	$(25.2)	(40.9)
COGS(3)	86.5	18.3	N/M			122.5	24.4	N/M
Pretax income (loss)	$27.5	$(75.9)	N/M	$0.2	N/M	$(120.7)	$(267.5)	(54.9)	$5.8	(52.7)
Underlying EBITDA	$7.6	$8.4	(9.5)	$0.1	(10.7)	$35.3	$33.6	5.1	$4.9	(9.5)

Consolidated	Q4 2020	Q4 2019(1)	Reported % Change	FX Impact	Constant Currency % Change	YTD 2020	YTD 2019(1)	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(2)	19.676	21.766	(9.6)			84.479	92.722	(8.9)
Net sales	$2,294.3	$2,486.2	(7.7)	$14.2	(8.3)	$9,654.0	$10,579.4	(8.7)	$(4.2)	(8.7)
COGS	(1,399.1)	(1,520.0)	(8.0)			(5,885.7)	(6,378.2)	(7.7)
MG&A	(648.3)	(612.9)	5.8			(2,437.0)	(2,728.0)	(10.7)
Pretax income (loss)	$(1,337.3)	$206.6	N/M	$(76.6)	N/M	$(643.9)	$479.9	N/M	$(68.8)	N/M
Underlying EBITDA	$375.1	$563.1	(33.4)	$1.2	(33.6)	$2,132.1	$2,364.0	(9.8)	$5.1	(10.0)

N/M = Not meaningful

(1)

Quarterly and year-to-date 2019 segment financial information has been recast to reflect the segment changes as part of the revitalization plan. Please see 2019 segment recast by quarter on the Investor Relations section of our website.

(2)

Financial volume in hectoliters for North America and Europe excludes royalty volume of 0.665 million hectoliters and 0.450 million hectoliters for the three months ended December 31, 2020, respectively, and excludes royalty volume of 0.708 million hectoliters and 0.572 million hectoliters for three months ended December 31, 2019, respectively. Financial volume in hectoliters for North America and Europe excludes royalty volume of 2.052 million hectoliters and 1.731 million hectoliters for the twelve months ended December 31, 2020, respectively, and excludes royalty volume of 2.258 million hectoliters and 1.968 million hectoliters for twelve months ended December 31, 2019, respectively.

(3)

Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

Worldwide Brand and Financial Volume
(In millions of hectoliters) (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2020	December 31, 2019	Change	December 31, 2020	December 31, 2019	Change
Financial Volume	19.676	21.766	(9.6)%	84.479	92.722	(8.9)%
Contract brewing and wholesaler volume	(1.453)	(1.794)	(19.0)%	(6.355)	(7.715)	(17.6)%
Royalty volume	1.115	1.280	(12.9)%	3.783	4.226	(10.5)%
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.022)	0.536	N/M	0.126	(0.287)	N/M
Total Worldwide Brand Volume	19.316	21.788	(11.3)%	82.033	88.946	(7.8)%

Worldwide Brand Volume by Segment
North America	14.855	15.963	(6.9)%	61.313	64.640	(5.1)%
Europe	4.461	5.825	(23.4)%	20.720	24.306	(14.8)%
Total	19.316	21.788	(11.3)%	82.033	88.946	(7.8)%

N/M = Not meaningful

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends. Brand volumes presented for the U.S. segment are on a trading day adjusted basis as applicable.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS per hectoliter" (COGS adjusted for non-GAAP items divided by reported financial volume), "underlying MG&A," "underlying net income," "underlying income per diluted share," "underlying effective tax rate" and "underlying free cash flow" as well as net sales and pre-tax income in constant currency, among others, which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying depreciation and amortization, underlying effective tax rate and underlying EBITDA are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying EBITDA in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior-period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current-period results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

Reconciliation to Nearest U.S. GAAP Measures
Underlying EBITDA
($ in millions) (Unaudited)	Three Months Ended
	December 31, 2020	December 31, 2019	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$(1,369.8)	$163.7	N/M
Add: Net income (loss) attributable to noncontrolling interests	(4.1)	2.5	N/M
U.S. GAAP: Net income (loss)	(1,373.9)	166.2	N/M
Add: Interest expense (income), net	64.8	68.2	(5.0)%
Add: Income tax expense (benefit)	36.6	40.4	(9.4)%
Add: Depreciation and amortization	207.1	217.6	(4.8)%
Adjustments included in underlying income(1)	1,445.2	82.3	N/M
Adjustments to arrive at underlying EBITDA(2)	(4.7)	(11.6)	(59.5)%
Underlying EBITDA	$375.1	$563.1	(33.4)%

($ in millions) (Unaudited)	Twelve Months Ended
	December 31, 2020	December 31, 2019	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$(949.0)	$241.7	N/M
Add: Net income (loss) attributable to noncontrolling interests	3.3	4.5	(26.7)%
U.S. GAAP: Net income (loss)	(945.7)	246.2	N/M
Add: Interest expense (income), net	271.3	272.7	(0.5)%
Add: Income tax expense (benefit)	301.8	233.7	29.1%
Add: Depreciation and amortization	922.0	859.0	7.3%
Adjustments included in underlying income(1)	1,695.0	784.1	116.2%
Adjustments to arrive at underlying EBITDA(2)	(112.3)	(31.7)	N/M
Underlying EBITDA	$2,132.1	$2,364.0	(9.8)%

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income (loss) attributable to MCBC.

Underlying Free Cash Flow
(In millions) (Unaudited)		Twelve Months Ended
		December 31, 2020	December 31, 2019
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,695.7	$1,897.3
Less:	Additions to properties(1)	(574.8)	(593.8)
Add/Less:	Cash impact of special items(2)	89.4	33.9
Add/Less:	Cash impact of other non-core items(3)	56.0	32.4
Non-GAAP:	Underlying Free Cash Flow	$1,266.3	$1,369.8

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the twelve months ended December 31, 2020 and December 31, 2019.
(3)

Included in net cash provided by (used in) operating activities and primarily reflects costs paid for on-premise keg sales returns and "thank you" pay for certain essential North America brewery employees for the twelve months ended December 31, 2020, and integration costs paid associated with the acquisition of 58% of MillerCoors, LLC, and the Miller International business for the twelve months ended December 31, 2019.

Reconciliation by Line Item
	Three Months Ended December 31, 2020
(In millions, except per share data) (Unaudited)	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$2,294.3	$(1,399.1)	$(648.3)	$(1,282.7)	$2.6	$(1,369.8)	$(6.32)
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	5.8	—	5.8	0.03
Impairments or asset abandonment charges	—	—	—	1,526.6	—	1,526.6	7.03
Termination fees and other (gains) losses	—	—	—	(2.8)	—	(2.8)	(0.01)
Non-Core items
On-premise keg sales returns and inventory obsolescence(1)	(0.8)	(0.5)	—	(1.3)	—	(1.3)	(0.01)
Unrealized mark-to-market (gains) losses	—	(82.9)	—	(82.9)	—	(82.9)	(0.38)
Other non-core items	—	(0.6)	0.1	(0.5)	0.3	(0.2)	—
Total Special and Other Non-Core items	$(0.8)	$(84.0)	$0.1	$1,444.9	$0.3	$1,445.2	$6.66
Tax effects on special and non-GAAP items	—	—	—	—	—	11.2	0.06
Underlying (Non-GAAP)	$2,293.5	$(1,483.1)	$(648.2)	$162.2	$2.9	$86.6	$0.40

(1)

Includes keg sales returns and finished goods obsolescence charges and adjustments related to the on-premise impacts resulting from the coronavirus pandemic. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

	Twelve Months Ended December 31, 2020
(In millions, except per share data) (Unaudited)	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$9,654.0	$(5,885.7)	$(2,437.0)	$(408.9)	$6.0	$(949.0)	$(4.38)
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	67.6	—	67.6	0.31
Impairments or asset abandonment charges	—	—	—	1,675.3	—	1,675.3	7.72
Termination fees and other (gains) losses	—	—	—	(2.7)	—	(2.7)	(0.01)
Non-Core items
On-premise keg sales returns and inventory obsolescence(1)	30.3	12.1	—	42.4	—	42.4	0.20
Temporary "thank you" pay(1)	—	15.5	—	15.5	—	15.5	0.07
Unrealized mark-to-market (gains) losses	—	(107.6)	—	(107.6)	—	(107.6)	(0.50)
Other non-core items	—	(0.3)	2.3	2.0	2.4	4.4	0.02
Non-core other pension and postretirement benefits (costs), net	—	—	—	—	0.1	0.1	—
Total Special and Other Non-Core items	$30.3	$(80.3)	$2.3	$1,692.5	$2.5	$1,695.0	$7.81
Tax effects on special and non-GAAP items	—	—	—	—	—	105.7	0.49
Underlying (Non-GAAP)	$9,684.3	$(5,966.0)	$(2,434.7)	$1,283.6	$8.5	$851.7	$3.92

(1)

Includes keg sales returns and finished goods obsolescence charges and adjustments related to the on-premise impacts resulting from the coronavirus pandemic. Additionally, includes temporary "thank you" pay for certain essential North America brewery employees. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

Reconciliation to Underlying EBITDA by Segment
(In millions) (Unaudited)	Three Months Ended December 31, 2020
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$192.0	$(1,556.8)	$27.5	$(1,337.3)
Add/(less):
Net sales(1)	(0.9)	0.1	—	(0.8)
Cost of goods sold(1)(2)	(1.1)	—	(82.9)	(84.0)
Marketing, general & administrative	0.1	—	—	0.1
Special items, net(3)	40.0	1,489.6	—	1,529.6
Other income/expense non-core items	0.3	—	—	0.3
Total Special and other Non-Core items	$38.4	$1,489.7	$(82.9)	$1,445.2
Underlying pretax income (loss)	$230.4	$(67.1)	$(55.4)	$107.9
Interest expense (income), net	0.4	1.4	63.0	64.8
Depreciation and amortization	160.3	46.8	—	207.1
Adjustments to arrive at underlying EBITDA(4)	(2.8)	(1.9)	—	(4.7)
Underlying EBITDA	$388.3	$(20.8)	$7.6	$375.1

(In millions) (Unaudited)	Twelve Months Ended December 31, 2020
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$1,080.5	$(1,603.7)	$(120.7)	$(643.9)
Add/(less):
Net sales(1)	13.2	17.1	—	30.3
Cost of goods sold(1)(2)	24.4	2.9	(107.6)	(80.3)
Marketing, general & administrative	2.3	—	—	2.3
Special items, net(3)	212.5	1,527.7	—	1,740.2
Other income/expense non-core items	2.4	—	0.1	2.5
Total Special and other Non-Core items	$254.8	$1,547.7	$(107.5)	$1,695.0
Underlying pretax income (loss)	$1,335.3	$(56.0)	$(228.2)	$1,051.1
Interest expense (income), net	2.4	5.4	263.5	271.3
Depreciation and amortization	743.0	179.0	—	922.0
Adjustments to arrive at underlying EBITDA(4)	(110.4)	(1.9)	—	(112.3)
Underlying EBITDA	$1,970.3	$126.5	$35.3	$2,132.1

(1)

Includes keg sales returns and finished goods obsolescence charges and adjustments related to the on-premise impacts resulting from the coronavirus pandemic. Additionally, for the twelve months ended December 31, 2020, includes temporary "thank you" pay for certain essential North America brewery employees. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)

See Part II—Item 8. Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the three and twelve months ended December 31, 2020, includes an approximate $1.5 billion goodwill impairment charge in our Europe segment and $39.6 million of asset impairment charges in our North America segment, as well as accelerated depreciation in excess of normal depreciation of $4.7 million and $112.3 million, respectively. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(4)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Contacts

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